Exhibit 99.1

Contacts:
Investors:	Media:
Risa Fisher	Jennifer Newman
rfisher@hlth.com	jnewman@hlth.com
201-414-2002	212-624-3912
HLTH CORPORATION ANNOUNCES FOURTH QUARTER FINANCIAL RESULTS
HLTH AND WEBMD ANNOUNCE MERGER
POREX AND VIPS SUBSIDIARIES TO BE DIVESTED
ELMWOOD PARK, NJ (February 21, 2008) – HLTH Corporation (Nasdaq: HLTH) today announced financial results for the three months ended December 31, 2007.
Martin J. Wygod, Chairman and Acting Chief Executive Officer of HLTH Corporation, said: “Our fourth quarter results were strong as WebMD continued to build its leadership position as the most recognized and trusted brand of health care information.” He continued, “I am pleased that HLTH and WebMD have agreed to the merger transaction we outlined today.”
Consolidated Financial Highlights

Revenue for the fourth quarter was $145.8 million. Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”) for the fourth quarter was $40.3 million or $0.17 per share. Income from continuing operations for the fourth quarter was $41.5 million or $0.19 per share. Net income for the December 2007 quarter was $43.1 million or $0.20 per share. Income from continuing operations and net income for the fourth quarter 2007 include a benefit of $23.7 million, or $0.10 per share, relating to certain reversals of its valuation allowance against deferred tax assets, primarily net operating loss (“NOL”) carryforwards.
Revenue for the year ended December 31, 2007 was $527.1 million. Adjusted EBITDA for the year was $107.7 million or $0.51 per share. Income from continuing operations for the year was $74.3 million or $0.38 per share. Net income for the year was $19.9 million or $0.12 per share. Income from continuing operations and net income for the year ended December 31, 2007 include a benefit of $23.7 million, or $0.11 per share, relating to certain reversals of its valuation allowance against deferred tax assets, primarily NOL carryforwards.
HLTH’s financial results for the fourth quarter and year ended December 31, 2007 reflect the reclassification of WebMD’s offline professional medical reference and textbook publication business as a discontinued operation in the current and prior year periods, as a result of the completion of the sale of the business on December 31, 2007.
HLTH’s consolidated results are not comparable to the respective prior year periods. On November 16, 2006, HLTH completed the sale of a 52% interest in its Emdeon Business Services segment (excluding the ViPS business) to an affiliate of General Atlantic LLC. Accordingly, the results of Emdeon Business Services are included in HLTH’s consolidated revenue and earnings until November 16, 2006, and HLTH’s 48% portion of EBS’ income is reflected in the line item “Equity in earnings of EBS Master LLC” for all periods subsequent to November 16, 2006. As previously disclosed, on February 11, 2008, HLTH completed the sale, for $575 million in cash, of its remaining 48% minority interest in Emdeon Business Services to General Atlantic LLC and Hellman & Friedman LLC.
Income from discontinued operations includes $3.6 million reflecting the net gain on the sale of WebMD’s offline professional medical reference and textbook publication business. This business generated revenue of approximately $1 million and $4 million for the fourth quarter and full year 2007. Also included in discontinued operations is a $1 million net charge from an increase in the estimate of HLTH’s indemnification obligation for defense costs for nine former officers and directors of HLTH’s former subsidiary Emdeon Practice Services, Inc. who were indicted in connection with the previously disclosed investigation by the United States Attorney for the District of South Carolina, which was almost fully offset by proceeds from settlements with two of the insurance companies related to this matter.
Segment Operating Results

WebMD segment revenue was $96.6 million for the fourth quarter compared to $79.4 million in the prior year period, an increase of 22%, driven by continued growth in online services. Segment Adjusted EBITDA was $33.1 million compared to $22.4 million in the prior year period, an increase of 48% over the prior year, primarily as a result of the increase in revenues. WebMD’s segment results reflect the reclassification of the discontinued operation as noted above.
ViPS segment revenue was $26.2 million for the fourth quarter compared to $25.3 million in the prior year period, an increase of 3%, primarily due to an increase in consulting services and license revenue. Segment Adjusted EBITDA was $6.3 million, up from $5.0 million a year ago. Operating margins increased to 23.9% compared to 19.8% a year ago primarily as a result of favorable revenue mix.
Porex segment revenue was $23.0 million for the fourth quarter compared to $21.2 million in the prior year period, an increase of 9%. The increase was primarily attributable to strength in sales of surgical products and the impact of favorable foreign currency exchange rates. Segment Adjusted EBITDA was $6.8 million compared to $6.2 million in the prior year period, an increase of 9%. Operating margins increased to 29.6% from 29.5% in the year ago period.
Investment in Emdeon Business Services

HLTH recorded $5.9 million of Equity in earnings of EBS Master LLC in the December 2007 quarter, reflecting its 48% portion of the income of that entity. HLTH sold its 48% interest in Emdeon Business Services for $575 million in cash on February 11, 2008. HLTH expects to recognize a taxable gain on the sale and expects to utilize a portion of its federal NOL carryforward to offset a portion of the tax liability that would otherwise result from the sale.
HLTH and WebMD Announce Agreement to Merge

In a separate release today, HLTH and WebMD announced that they have entered into a definitive merger agreement pursuant to which HLTH will merge into WebMD. In the merger, each outstanding share of HLTH common stock will be converted into 0.1979 shares of WebMD common stock and $6.89 in cash, subject to certain adjustments, representing a premium of 26% based on WebMD’s closing price on February 20, 2008. The cash portion is subject to adjustment as described in a separate release issued today. HLTH stockholders will own approximately 80% of WebMD after completion of the merger, based on the currently outstanding shares of HLTH and WebMD.
Porex and ViPS To Be Divested

HLTH announced today that it intends to divest its ViPS and Porex subsidiaries. HLTH has received significant interest from potential strategic buyers for both ViPS and Porex and will be moving rapidly to obtain formal offers for these businesses.
Investment in Auction Rate Securities Backed by Federally Guaranteed Student Loans

HLTH currently has a total of approximately $1.45 billion in consolidated cash, cash equivalents and marketable securities, which includes approximately $364 million of investments in certain auction rate securities (ARS).

WebMD holds $327 million of HLTH’s current amount of cash, cash equivalents and marketable securities, including $169 million of HLTH’s consolidated ARS investments. The types of ARS investments that HLTH owns are backed by student loans, 97% of which are guaranteed under the Federal Family Education Loan Program (FFELP), and all had credit ratings of AAA or Aaa when purchased. HLTH and its subsidiaries do not own any other type of ARS investments.
The interest rates on these ARS are reset every 28 days by an auction process. Historically, these types of ARS investments have been highly liquid. Last week, auctions for ARS investments backed by student loans failed, including auctions for the ARS investments held by HLTH. The result of a failed auction is that these ARS continue to pay interest in accordance with their terms until the next successful auction; however, liquidity will be limited until there is a successful auction or until such time as other markets for these ARS investments develop. HLTH believes that the underlying credit quality of the assets backing its ARS investments have not been impacted by the reduced liquidity of these ARS investments. As a result of these recent events, HLTH is in the process of evaluating the extent of any impairment in its ARS investments resulting from the current lack of liquidity; however, HLTH is not yet able to quantify the amount of any impairment. HLTH believes that any lack of liquidity relating to its ARS investments will not have an impact on its ability to fund its operations.
Financial Guidance

HLTH is not providing financial guidance for 2008 at this time. WebMD provided financial guidance in a press release and Form 8-K on February 11, 2008. This guidance did not contemplate the merger announced today.
Analyst and Investor Conference Call

As previously announced, HLTH Corporation and WebMD Health Corp. will host a conference call at 4:45 pm (ET) today to discuss their respective fourth quarter results. Investors can access the call via webcast at www.hlth.com (in the Investor Relations section). A replay of the call will be available at the same web address.
About HLTH

HLTH Corporation’s (NASDAQ: HLTH) businesses are comprised of WebMD Health Corp., (NASDAQ: WBMD), ViPS and Porex. WebMD provides health information services for consumers, physicians, healthcare professionals, employers and health plans through its public and private online portals and health-focused publications. ViPS provides healthcare data management, analytics, decision-support and process automation solutions and related information technology services to governmental, Blue Cross Blue Shield and commercial healthcare payers. ViPS’ solutions and services help its clients improve patient outcomes, increase customer satisfaction and reduce costs. Porex is a developer, manufacturer and distributor of proprietary porous plastic products and components used in healthcare, industrial and consumer applications.
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This press release does not constitute an offer of any securities for sale. In connection with the proposed merger, HLTH and WebMD expect to file, with the SEC, a proxy statement/prospectus as part of a registration statement regarding the proposed transaction. Investors and security holders are urged to read the proxy statement/prospectus because it will contain important information about HLTH and WebMD and the proposed transaction. Investors and security holders may obtain a free copy of the definitive proxy statement/prospectus and other documents when filed by HLTH and WebMD with the SEC at www.sec.gov or www.hlth.com or www.wbmd.com. Investors and security holders are urged to read the proxy statement, prospectus and other relevant material when they become available before making any voting or investment decisions with respect to the merger.
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All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding: expectations regarding the credit ratings and valuation of and market for HLTH’s and WebMD’s investments in auction rate securities (ARS); HLTH’s and WebMD’s future financial results and other measures of WebMD’s future performance; market opportunities and WebMD’s ability to capitalize on them; the benefits expected from new products or services and from other potential sources of additional revenue; the merger transaction between HLTH and WebMD (the “Merger Transaction”); and the potential sales transactions with respect to ViPS and Porex (the “Potential Sales Transactions”). These statements speak only as of the date of this press release, are based on HLTH’s and WebMD’s current plans and expectations, and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: changes in the markets for ARS; market acceptance of HLTH’s and WebMD’s products and services; HLTH’s and WebMD’s relationships with customers and strategic partners; and changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries. Further information about these matters can be found in our other Securities and Exchange Commission filings. In addition, there can be no assurances regarding: whether HLTH and WebMD will be able to complete the Merger Transaction or as to the timing of such transaction; or whether HLTH will be able to complete the Potential Sales Transactions or as to the timing or terms of such transactions. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.
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This press release, and the accompanying tables, include both financial measures in accordance with accounting principles generally accepted in the United States of America, or GAAP, as well as certain non-GAAP financial measures. The tables attached to this press release include reconciliations of these non-GAAP financial measures to GAAP financial measures. In addition, an “Explanation of Non-GAAP Financial Measures” is attached to this press release as Annex A.
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WebMD®, WebMD Health®, POREX® and ViPSSM are trademarks of HLTH Corporation or its subsidiaries.
Emdeontm and Emdeon Business Servicestm are trademarks of Emdeon Business Services, LLC or its subsidiaries.
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